July 3, 2014

James Matthew Vaughn
130 Amulet Oaks Court
The Woodlands, Texas 77382
281-298-5066
matthew.vaughn@outlook.com

RE: Employment Offer

Dear Matt:

We are pleased to extend this letter as confirmation of your offer of employment with PAR Petroleum (PAR) as General Counsel. This position is full time exempt.

Following is an outline of the terms and general conditions of your employment with PAR:

1. Commencement Date: July 28, 2014

2. Salary: You will be paid an annual base salary of $300,000 in accordance with PAR’s standard payroll practice. Your compensation will be reviewed annually in accordance with current PAR policy.

3. Other Compensation:

a.
Annual Short Term Incentive Plan - Cash: You will participate in an annual incentive plan and may be eligible for bonuses each year depending upon the profitability of the Company and your performance against metrics that will be defined each year. Your target bonus will be 40% of your annual base pay with a maximum of 80%.

b.
Annual Short Term Incentive Plan – Restricted Stock: You will be eligible to participate in an annual stock based incentive plan that will be awarded at the end of each year subject to meeting personal performance goals that will be negotiated for each annual period. The value at risk will be determined annually with your first annual at-risk target value being $250,000 and a maximum of $350,000. Shares awarded will vest over a 3 year period.

c.
Long Term Incentive Plan – Restricted Stock Grant: You will be granted a value of $450,000 in restricted PAR stock as outlined below. The actual number of shares granted will be determined on your starting date by using a price determined by a 60

800 Gessner Rd., Suite 875 | Houston, Texas 77024
Office: (281) 899-4800 | Fax: (281) 565-1237

day VWAP (Volume Weighted Average Price) consistent with current PAR equity plans. The restricted stock will vest over a 5 year period. The shares will be awarded as follows:

1.	The grant value of $300,000 will be awarded on your start date.

2.	The grant value of $150,000 will be awarded upon your completing one year employment.

d.
Long Term Incentive Plan – Options / Net Asset Value Units (“NAV Units”): You will be eligible to participate in the annual Options / NAV Units based plan depending on the profitability of the company and your performance against metrics that will be defined each year. Your target value will be 40% of your base salary split evenly between options and the NAV Units. The Options will vest over a 3-year time period and the NAV units will be evaluated at the end of the initial 3-year period and can be settled in either cash of immediately vested stock. The initial value of the options will be based on Black-Scholes valuation using a 35% volatility.

The terms of this restricted stock, options and NAV Unit grants in items (b), (c) and (d) above, will be customary for awards of this type. I have attached the current format for restricted stock, options and NAV Unit grants for your review. Key terms include:

i.	A vesting schedule under which shares will vest in accordance with an established schedule on the anniversary of award.

ii.	Vesting shall occur immediately upon:

•	Death of grantee

•	Termination of grantee’s employment without cause

•	Occurrence of change of control
4. Vacation and Holidays: You will be eligible for four weeks paid vacation and nine holidays per calendar year in accordance with current company policies.

5. Benefits: You will be eligible to participate in PAR sponsored benefit program. We will provide you a summary of benefits separately.

6. 2014 Compensation: Based on a start date of July 28, 2014 your compensation will be pro-rated based the following: Your salary will be paid ratably based on an annual salary of $300,00 and you will be fully eligible to participate in the other forms of compensation as described in this letter at year end.

800 Gessner Rd., Suite 875 | Houston, Texas 77024
Office: (281) 899-4800 | Fax: (281) 565-1237

In making this offer, PAR understands that you are not under any obligation to any former employer, person, firm or corporation that would prevent, limit or impair in any way the performance by you of the duties as an employee of PAR. PAR also understands there is no outstanding obligation it would have to your current employer

This offer is subject to completion of a background investigation and the passing of alcohol and drug screening tests. We will schedule these as soon as possible after receiving your signed offer. This offer is also contingent upon compliance with the Immigration Reform and Control Act of 1986. The act requires you to establish your identity and employment eligibility. Therefore, on or before your first day of employment you will be required to fill out an Employment Verification Form, also referred to as an I-9, and present any of the documents required. Attached you will find a listing of the eligible documentation. Sometimes these documents can take time to obtain, so please start now to obtain them.

We are delighted to have you join the PAR team and look forward to a long and mutually beneficial relationship. Should you have any questions, please do not hesitate to contact me directly.

To acknowledge your acceptance of the foregoing, please sign in the space below and return a copy to me.

Sincerely,

/s/ William Monteleone

William Monteleone
Chief Executive Officer

Agreed:

_/s/ James Matthew Vaughn_________________            __July 3, 2014_____
James Matthew Vaughn                        Date

800 Gessner Rd., Suite 875 | Houston, Texas 77024
Office: (281) 899-4800 | Fax: (281) 565-1237